Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2019 RESULTS

Produced Strong Finish To 2019 With Record Net Sales & Improved Operational Performance

Full Year 2019 Highlights:

•	Produced record Net Sales of $572 million
•	Net Income increased to $49 Million, or $2.11 per diluted share
•	Record Adjusted Net Income of $56 Million, or $2.42 per diluted share
•	Adjusted EBITDA increased by 12% to a record $108 Million
•	Achieved record Net Cash from Operating Activities of $77 Million
•	Announced quarterly dividend increase to $0.28 per share for 2020 first quarter

February 24, 2020 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2019.

“Our performance in 2019 highlights the dedication towards continuous improvement displayed by everyone at Douglas Dynamics,” explained Bob McCormick, President and CEO. “We are proud of our performance this year, delivering strong growth and near record results overall, which is even more impressive given the slightly below average snowfall last winter, chassis constraints and uneven economic conditions. We remain focused on the factors within our control, making steady progress towards our long-term goals in the years ahead.”

Consolidated Fourth Quarter 2019 Results

$ in millions (except Margins & EPS)	Q4 2019	Q4 2018
Net Sales	$160.3	$151.8
Gross Profit Margin	28.9%	29.0%

Income from Operations	$25.0	$24.6
Net Income	$11.6	$14.7
Diluted EPS	$0.50	$0.63

Adjusted EBITDA	$29.9	$28.8
Adjusted EBITDA Margin	18.7%	18.9%
Adjusted Net Income	$16.7	$14.4
Adjusted Diluted EPS	$0.72	$0.62

Douglas Dynamics – Fourth Quarter and Full Year 2019

•	Record fourth quarter Net Sales were mainly attributable to ongoing favorable demand trends across both segments.
•	Gross Profit Margin and Adjusted EBITDA Margin were in-line with the prior year.
•	Net income was negatively impacted by one-time expense of $5.0 million, net of tax, following the Company’s planned termination of its pension plans during the quarter.

Work Truck Attachments Segment Fourth Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2019	Q4 2018
Net Sales	$79.9	$77.3
Adjusted EBITDA	$21.3	$20.2
Adjusted EBITDA Margin	26.7%	26.1%

•	Net Sales increased approximately 3% and Adjusted EBITDA increased 5% over the prior year, based on the timing of price recovery on higher material costs.

Work Truck Solutions Segment Fourth Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2019	Q4 2018
Net Sales	$80.4	$74.5
Adjusted EBITDA	$8.6	$8.6
Adjusted EBITDA Margin	10.7%	11.5%

•	Net Sales increased 8% over the prior year, mainly attributable to increased demand and price recovery on higher material costs, combined with ongoing improvements in class 8 chassis supply predictability.
•	Adjusted EBITDA was primarily in-line compared with the prior year, while Adjusted EBITDA Margin declined by 80 basis points due to increased labor and health care costs.

Consolidated Full Year 2019 Results

$ in millions (except Margins & EPS)	FY 2019	FY 2018
Net Sales	$571.7	$524.1
Gross Profit Margin	29.5%	29.6%

Income from Operations	$86.6	$73.5
Net Income	$49.2	$43.9
Diluted EPS	$2.11	$1.89

Adjusted EBITDA	$108.1	$96.4

Douglas Dynamics – Fourth Quarter and Full Year 2019

$ in millions (except Margins & EPS)	FY 2019	FY 2018
Adjusted EBITDA Margin	18.9%	18.4%
Adjusted Net Income	$56.3	$47.4
Adjusted Diluted EPS	$2.42	$2.04

•	Full year Net Sales increased 9% to an all-time record of $572 million, primarily due to higher volumes driven by ongoing positive demand, price recovery on higher material costs and improved chassis predictability.
•	Gross Profit Margin was in-line with the prior year, with improvements due to DDMS and operational efficiencies being offset by higher labor and healthcare costs and the dilutive effect of price recovery on equivalent material inflation.
•	Net Income increased by 12% over the prior year, while Adjusted Net Income increased to an all-time record of $56.3 million, 19% higher compared to 2018.
•	Adjusted EBITDA increased to an all-time record of $108.1 million and Adjusted EBITDA Margin increased by 50 basis points.

Work Truck Attachments Segment Full Year 2019 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2019	FY 2018
Net Sales	$293.6	$275.2
Adjusted EBITDA	$80.7	$80.4
Adjusted EBITDA Margin	27.5%	29.2%

•	Net Sales increased 7% over the prior year, a near record, even with below average snowfall. New product launches focused on non-truck equipment, increased parts and accessories sales, as well as price recovery on higher material costs were the main drivers.
•	Adjusted EBITDA was slightly up compared to the prior year, due to increases in volume, partially offset by increased labor and healthcare costs.
•	Adjusted EBITDA Margin was 170 basis points lower as a result of the increased healthcare and labor costs and the dilutive effect of price recovery on equivalent material inflation.

Work Truck Solutions Segment Full Year 2019 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2019	FY 2018
Net Sales	$278.1	$248.8
Adjusted EBITDA	$27.4	$16.0
Adjusted EBITDA Margin	9.8%	6.4%

•	Net Sales increased 12% over the prior year, primarily driven by strong demand across Class 4 through 8 end markets along with price recovery on higher material costs and greater predictability of chassis supply.

Douglas Dynamics – Fourth Quarter and Full Year 2019

•	Adjusted EBITDA increased by 70% while Adjusted EBITDA Margin improved by 340 basis points compared to the prior year, mainly attributable to higher volumes, global sourcing efforts, DDMS improvement initiatives and continued lower spending.

Dividend & Liquidity

•	A quarterly cash dividend of $0.2725 per share of the Company's common stock was declared on December 9, 2019, and paid on December 31, 2019, to stockholders of record as of the close of business on December 20, 2019.
•	In addition, the Company’s Board of Directors approved and declared a quarterly cash dividend of $0.28 per share for the first quarter of 2020, which equates to a projected full year annual increase in the dividend of $0.03 per diluted share. The declared dividend will be paid on March 31, 2020 to stockholders of record as of the close of business on March 20, 2020.
•	Net Cash Provided by Operating Activities for 2019 increased to a record $77.3 million from $58.2 million during 2018. Free Cash Flow for full year 2019 increased to $65.8 million from $48.5 million for full year 2018, as a result of favorable changes in working capital relating to a decrease in inventory levels that were built up in anticipation of tariffs and rising prices.

Outlook

“Our 2020 outlook reflects ongoing confidence in our progress towards our long-term goals,” McCormick noted. “In the near term, we believe labor shortages, supply chain constraints, and ongoing chassis delivery issues will hinder our growth somewhat, but expect to see gradual improvements in Class 8 chassis delivery times during the second half of 2020. We remain focused on making the necessary investments in the business, continuing to develop our people, and delivering improvements through DDMS to ensure we successfully execute our long-term growth plan.”

The 2020 financial outlook is as follows:

•	Net Sales are expected to be between $530 million and $590 million.
•	Adjusted EBITDA is predicted to range from $95 million to $120 million.
•	Adjusted Earnings Per Share Are expected to be in the range of $1.95 per share to $2.75 per share.
•	The effective tax rate is expected to be between 23% and 25%.
•	The 2020 outlook assumes that that the Company’s core markets will experience average snowfall levels.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 25, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Fourth Quarter and Full Year 2019

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for stock-based compensation, severance, litigation proceeds, pension termination costs, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Diluted Earnings Per Share represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, litigation proceeds, pension termination costs, non-cash purchase accounting adjustments, and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Diluted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Douglas Dynamics – Fourth Quarter and Full Year 2019

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

With respect to the Company’s 2020 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, the potential that we may be required to recognize goodwill impairment attributable to our Work Truck Solutions segment, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Fourth Quarter and Full Year 2019

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2019	2018
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,665	$27,820
Accounts receivable, net	87,871	81,485
Inventories	77,942	81,996
Inventories - truck chassis floor plan	6,539	4,204
Refundable income taxes paid	-	-
Prepaid and other current assets	3,511	3,590
Total current assets	211,528	199,095

Property, plant, and equipment, net	58,444	55,195
Goodwill	241,006	241,006
Other intangible assets, net	163,722	174,678
Operating lease - right of use asset	22,557	-
Other long-term assets	8,438	6,219
Total assets	$705,695	$676,193

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,113	$18,703
Accrued expenses and other current liabilities	26,496	23,306
Floor plan obligations	6,539	4,204
Operating lease liability - current	3,822	-
Income taxes payable	2,990	106
Current portion of long-term debt	22,143	32,749
Total current liabilities	78,103	79,068

Retiree health benefit obligation	6,338	6,240
Pension obligation	--	2,129
Deferred income taxes	47,211	48,198
Long-term debt, less current portion	222,081	242,946
Operating lease liablility - noncurrent	18,981	-
Other long-term liabilities	19,818	14,856

Total stockholders' equity	313,163	282,756
Total liabilities and stockholders' equity	$705,695	$676,193

Douglas Dynamics – Fourth Quarter and Full Year 2019

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(unaudited)		(unaudited)
Net sales	$160,298	$151,825	$571,710	$524,067
Cost of sales	113,959	107,731	402,893	369,177
Gross profit	46,339	44,094	168,817	154,890

Selling, general, and administrative expense	18,608	16,677	71,288	69,958
Intangibles amortization	2,739	2,867	10,956	11,472

Income from operations	24,992	24,550	86,573	73,460

Interest expense, net	(4,172)	(4,523)	(16,782)	(16,943)
Pension termination	(6,609)	-	(6,609)	-
Other expense, net	(149)	(279)	(565)	(758)
Income before taxes	14,062	19,748	62,617	55,759

Income tax expense	2,502	5,052	13,451	11,854

Net income	$11,560	$14,696	$49,166	$43,905

Weighted average number of common shares outstanding:
Basic	22,795,412	22,700,991	22,779,057	22,681,888
Diluted	22,831,077	22,726,913	22,813,711	22,704,856

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.50	$0.64	$2.13	$1.91
Earnings per common share assuming dilution attributable to common shareholders	$0.50	$0.63	$2.11	$1.89
Cash dividends declared and paid per share	$0.27	$0.27	$1.09	$1.06

Douglas Dynamics – Fourth Quarter and Full Year 2019

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2019	December 31, 2018
	(unaudited)
Operating activities
Net income	$49,166	$43,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,212	19,085
Loss on disposal of fixed assets	-	185
Amortization of deferred financing costs and debt discount	1,214	1,214
Stock-based compensation	3,239	4,550
Provision for losses on accounts receivable	1,361	531
Deferred income taxes	(2,123)	9,551
Earnout liability	(417)	(900)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,747)	(511)
Inventories	4,054	(12,347)
Prepaid assets, refundable income taxes paid and other assets	(2,140)	(1,114)
Accounts payable	(2,562)	3,039
Accrued expenses and other current liabilities	6,491	312
Benefit obligations and other long-term liabilities	7,548	(9,319)
Net cash provided by operating activities	77,296	58,181

Investing activities
Capital expenditures	(11,533)	(9,690)
Net cash used in investing activities	(11,533)	(9,690)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(50)	(23)
Dividends paid	(25,183)	(24,383)
Repayment of long-term debt	(32,685)	(33,140)
Net cash used in financing activities	(57,918)	(57,546)
Change in cash and cash equivalents	7,845	(9,055)
Cash and cash equivalents at beginning of year	27,820	36,875
Cash and cash equivalents at end of year	$35,665	$27,820

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$44,929	$38,129

Douglas Dynamics – Fourth Quarter and Full Year 2019

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2019	2018	2019	2018
Net income	$11,560	$14,696	$49,166	$43,905

Interest expense - net	4,172	4,523	16,782	16,943
Income tax expense	2,502	5,052	13,451	11,854
Depreciation expense	2,138	2,003	8,256	7,613
Intangibles amortization	2,739	2,867	10,956	11,472
EBITDA	23,111	29,141	98,611	91,787

Stock-based compensation	178	370	3,239	4,550
Pension termination	6,609	-	6,609	-
Purchase accounting (1)	(200)	(900)	(417)	(900)
Other charges (2)	212	158	63	1,006
Adjusted EBITDA	$29,910	$28,769	$108,105	$96,443

(1)  Reflects $217 reversal of earn-out compensation related to Henderson in the year ended December 31, 2019. Represents $200 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2019. Represents $900 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2018.

(2) Reflects one time, unrelated legal, severance and consulting fees, and loss on disposal of fixed assets related to facility relocation for the periods presented.

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
Work Truck Attachments
Net Sales	$79,937	$77,313	$293,630	$275,244
Adjusted EBITDA	$21,324	$20,170	$80,747	$80,396
Adjusted EBITDA Margin	26.7%	26.1%	27.5%	29.2%

Work Truck Solutions
Net Sales	$80,361	$74,512	$278,080	$248,823
Adjusted EBITDA	$8,586	$8,599	$27,358	$16,047
Adjusted EBITDA Margin	10.7%	11.5%	9.8%	6.4%

Douglas Dynamics – Fourth Quarter and Full Year 2019

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2019	2018	2019	2018
Net income	$11,560	$14,696	$49,166	$43,905
Adjustments:
Stock based compensation	178	370	3,239	4,550
Pension termination	6,609	-	6,609	-
Purchase accounting (1)	(200)	(900)	(417)	(900)
Other charges (2)	212	158	63	1,006
Tax effect on adjustments	(1,699)	92	(2,373)	(1,164)
Adjusted net income	$16,660	$14,416	$56,287	$47,397

Weighted average basic common shares outstanding	22,795,412	22,700,991	22,779,057	22,681,888
Weighted average common shares outstanding assuming dilution	22,831,077	22,726,913	22,813,711	22,704,856

Adjusted earnings per common share - dilutive	$0.72	$0.62	$2.42	$2.04

GAAP diluted earnings per share	$0.50	$0.63	$2.11	$1.89
Adjustments net of income taxes:

Stock based compensation	-	0.02	0.11	0.15
Pension termination	0.22	-	0.22	-
Purchase accounting (1)	(0.01)	(0.03)	(0.02)	(0.03)
Other charges (2)	0.01	-	-	0.03

Adjusted diluted earnings per share	$0.72	$0.62	$2.42	$2.04

(1) Reflects $217 reversal of earn-out compensation related to Henderson in the year ended December 31, 2019. Represents $200 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2019. Represents $900 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2018.

(2) Reflects one time, unrelated legal, severance and consulting fees, and loss on disposal of fixed assets related to facility relocation for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$98,465	$76,085	$77,296	$58,181
Acquisition of property and equipment	(3,732)	(3,388)	(11,533)	(9,690)
Free cash flow	$94,733	$72,697	$65,763	$48,491